EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-198900 & 333-188208 on Form S-8 of LaPorte Bancorp, Inc. of our report dated March 17, 2014 relating to the 2013 consolidated financial statements appearing in the Annual Report on Form 10-K of LaPorte Bancorp, Inc. for the year ended December 31, 2014.

Crowe Horwath LLP

South Bend, Indiana
March 12, 2015